As filed with the Securities and Exchange Commission on October 28, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOKARDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	44-5500552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Tassos Gianakakos

President and Chief Executive Officer

MyoKardia, Inc.

333 Allerton Ave.

South San Francisco, California 94080

(650) 741-0900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tassos Gianakakos

President and Chief Executive Officer

MyoKardia, Inc.

333 Allerton Ave.

South San Francisco, California 94080

(650) 741-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Jason C. Breen, Esq. Goodwin Procter LLP 3 Embarcadero Center, 24th floor San Francisco, CA 94111 Telephone: (415) 733-6000	Tassos Gianakakos President and Chief Executive Officer MyoKardia, Inc. 333 Allerton Ave. South San Francisco, California 94080 (650) 741-0900	Brian J. Cuneo, Esq. B. Shayne Kennedy, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94205 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-207151

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, $0.0001 par value per share	862,500	$10.00	$8,625,000	$868.54

(1)	Represents only the additional number of shares being registered and includes 112,500 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-207151).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $91,640,625 on a Registration Statement on Form S-1 (File No. 333-207151), which was declared effective by the Securities and Exchange Commission on October 28, 2015. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $8,625,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ over-allotment option.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, MyoKardia, Inc. is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-207151), which we originally filed on September 28, 2015, as amended, or the Registration Statement, and which the SEC declared effective on October 28, 2015.

We are filing this registration statement for the sole purpose of increasing by 862,500 shares the number of shares of our common stock to be registered for issuance and sale. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, State of California, this 28th day of October, 2015.

MYOKARDIA, INC.

by:	/s/ Tassos Gianakakos
Tassos Gianakakos President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

	Signature	Title	Date

	/s/ Tassos Gianakakos	President, Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2015
Tassos Gianakakos

	/s/ Steven Chan	Vice President, Corporate Controller (Principal Financial and Accounting Officer)	October 28, 2015
Steven Chan

	*	Director	October 28, 2015
Mark L. Perry

	*	Director	October 28, 2015
Charles Homcy, M.D.

	*	Director	October 28, 2015
Eric J. Topol

	*	Director	October 28, 2015
Kevin P. Starr

*By:	/s/ T. Anastasios Gianakakos
T. ANASTASIOS GIANAKAKOS Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-207151), originally filed with the SEC on September 28, 2015 and incorporated by reference herein

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